SECOND AMENDMENT TO THE

INVESTMENT ADVISORY AGREEMENT

    THIS SECOND AMENDMENT dated as of the 23rd day of February, 2022, to the Investment Advisory Agreement, dated as of November 30, 2016, as amended September 13, 2017, (the “Agreement”), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (“Trust”) and Principal Street Partners, LLC, a Delaware Limited Liability Company (“Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement for the purpose of reflecting changes to (i) the name of the Adviser from “Green Square Asset Management, LLC” to “Principal Street Partners, LLC”; and (ii) the name of the Green Square Tax Exempt High Income Fund to “Principal Street High Income Municipal Fund”; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to incorporate a newly created series of the Trust; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all of the parties.

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the purpose of reflecting the name of the Principal Street High Income Municipal Fund and adding the Principal Street Short Term Municipal Fund to be effective at the time the Principal Street Short Term Municipal Fund commences operations pursuant to an effective amendment to the Trust's Registration Statement under the Securities Act of 1933, as amended.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer, as applicable, on one or more counterparts as of the date set forth above.

MANAGED PORTFOLIO SERIES on behalf of the series listed on Amended Schedule A	PRINCIPAL STREET PARTNERS, LLC

By: /s/ Brian R. Wiedmeyer	By: /s/ James A. West
Name: Brian R Wiedmeyer	Name: James A. West
Title: President	Title: President, Chief Executive Officer

AMENDED AND RESTATED
SCHEDULE A
FUNDS AND FEES

Series of Managed Portfolio Series	Annual Fee Rate as % of Current Net Assets

Principal Street High Income Municipal Fund	0.55%
Principal Street Short Term Municipal Fund	0.45%